                                                                                                 Exhibit 12(b)

                                                Gulf States Utilities Company
                               Computation of Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Fixed Charges and Preferred and Preference Dividends

                                                                                    Years Ended
                                                             --------------------------------------------------------
                                                                                    December 31,
                                                               1989        1990        1991        1992        1993
                                                             --------------------------------------------------------
                                                                         (In Thousands, Except for Ratios)

Fixed charges, as defined:
  Interest on long-term debt                                  $231,170   $218,462    $201,335    $197,218    $172,494
  Interest on long-term debt - other                            19,495     12,668      19,507      21,155      19,440
  Interest on notes payable                                     33,185     24,295       8,446           -           -
  Amortization of expense and premium on debt-net(cr)            2,280      2,192       1,999       3,479       8,104
  Other interest                                                13,331     18,380      29,169      26,564      10,561
  Interest applicable to rentals                                23,244     23,761      24,049      23,759      23,455
                                                             --------------------------------------------------------
Total fixed charges, as defined                                322,705    299,758     284,505     272,175     234,054

Preferred and preference dividends, as defined (a)             241,829    104,484      90,146      69,617      65,299
                                                             --------------------------------------------------------
Fixed charges and preferred and preference
  dividends, as defined                                       $564,534   $404,242    $374,651    $341,792    $299,353
                                                             ========================================================
Earnings as defined:

  Net Income (loss) before extraordinary items and
    cumulative effect of accounting changes                   $ 13,251   $(36,399)   $112,391    $139,413    $ 69,462
  Add:
    Provision for income taxes:
      Federal & State                                            1,140      4,538       5,657      10,775      16,679
    Deferred - net                                              41,028    (24,469)     46,901      47,285      40,244
    Investment tax credit adjustment - net                      (4,424)    (4,285)     (4,308)     (2,200)      1,093
    Fixed charges as above                                     322,705    299,758     284,505     272,175     234,054
                                                             --------------------------------------------------------
Total earnings, as defined                                    $373,700   $239,143    $445,146    $467,448    $361,532
                                                             ========================================================
Ratio of earnings to fixed charges, as defined                   1.16        0.80        1.56        1.72        1.54
                                                             ========================================================
Ratio of earnings to fixed charges and
 preferred and preference dividends, as defined                  0.66        0.59        1.19        1.37        1.21
                                                             ========================================================

- ------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the year ended December 31, 1990, for GSU were not adequate to cover fixed charges by $60.6 million.  Earnings for the years December 31, 1990 and 1989, were not adequate to cover fixed charges and preferred and preference dividends by $165.1 million and $190.8 million, respectively.  Earnings in 1990 include a $205 million charge for the settlement of a purchased power dispute.


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